CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDACAO LTDA.
CNPJ/MF No. 09.074.885/0005-71 NIRE 35.221.743.480

SEVENTEENTH AMENDMENT AND RESTATEMENT OF THE ARTICLES OF ASSOCIATION

CLOSURE SYSTEMS INTERNATIONAL B.V., a company duly incorporated and in good standing under the laws of The Netherlands, with head offices at Teleportboulevard 140, 1043EJ, Amsterdam, The Netherlands, enrolled with the Brazilian Corporate Taxpayers' Registry of the Ministry of Finance ("CNPJ/MF") under No. 09.317.449/0001-52, herein represented by its attorney-in-fact, Mr. Eduardo Gianesi, Brazilian citizen, single, engineer, emolled with the Brazilian Individual Taxpayers' Registry of the Ministry of Finance ("CPF/MF") under No. 084.744.268-39, bearer of identity card RG No. 10.681.687 (SSP/SP), resident and domiciled in the City of Jundiai, State of Sao Paulo, at Avenida Prefeito Luis Latorre, 9,401, Gleba 02, Bairro do Retiro, ZIP Code 13209-430, pursuant to the Power of Attorney attached hereto; and

CLOSURE SYSTEMS INTERNATIONAL HOLDINGS, LLC. (formerly, "Closure Systems International Holdings Inc."), a company duly incorporated and in good standing under the laws of the State of Delaware, United States of America, with head offices at National Registered Agents, Inc, 160 Greentree Drive, Suite 101, Dover DE 19904, USA and principal place of business at 7702 Woodland Drive, Suite 200, Indianapolis, Indiana 46278, USA, enrolled with the CNPJ/MF under No. 11.370.367/0001-13, herein represented by its attorney-in-fact, Mr. Eduardo Gianesi, pa1ticulars mentioned above, pursuant to the Power of Attorney attached hereto;

the only quotaholders of the limited liability company CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDACAO LTDA., with head offices in the City of Jundiai, State of Sao Paulo, at Avenida Prefeito Luis Latorre, 9,401, Gleba 02, Bahm do Retiro, ZIP Code 13209-430, enrolled with the CNPJ/MF under No. 09.074.885/0005-71 and its Articles of Association registered with the Commercial Registrar of the State of Sao Paulo under NIRE 35.221.743.480 ("Company"), resolve to execute this amendment to the Company's Articles of Association according to the following:

1.	Capital Increase.

1.1    The quotaholders decided, unanimously, to increase Company's capital stock from R$ 24,833,566.00 (twenty-four million, eight hundred and thirty three thousand, five hundred and sixty six Brazilian Reais) to R$ 41,528,566.00 (forty one million, five hundred and twenty-eight thousand, five hundred and sixty-six Reais), an increase of R$ 16,695,000.00 (sixteen million, six hundred and ninety-five thousand reais), upon the issuance of 16,695,000 (sixteen million, six hundred and ninety-five thousand) new quotas, each with a par value of R$
1.00 (one Brazilian Real), totally subscribed and paid-up, on this date, by the quotaholder CLOSURE SYSTEMS INTERNATIONAL B.V. which particulars are described above.

1.2    The quotaholder CLOSURE SYSTEMS INTERNATIONAL HOLDINGS, LLC, which particulars are described above, hereby waives to its right to subscribe new quotas issued by the Company as per the item 1.1. above, proportionally to its interests in the capital stock of the Company.

1.3    Due to the decision above, Section III of the Company's Articles of Association shall have the following new wording:

"Ill- Capital Stock

6.The capital stock is of forty one million, five hundred and twenty eight thousand, five hundred and sixty-six Reals is (R$ 41,528,566. 00), divided into forty one million, five hundred and twenty-eight thousand, five hundred and sixty-six (41,528,566) quotas, with a par value of one real (R$1.00) each, fully subscribed and distributed among the quotaholders as follows:

Quotaholder         Number of quotas         Value (R$)
Closure Systems        41,528,565         41,528,565.00
International B. V.
    Closure Systems              1             1.00
International Holdings,
Inc.                -------------        ------------------
Total                41,528,566        41,528,566.00

6.1    The liability of each of the quotaholders shall be, in accordance with the law, limited to the value of their quotas, but all quotaholders shall be jointly and severally liable for fully paying-up the capital stock.

6.2    The totality of the quotas held by CSI Holdings and by CSI BV are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and among CSI BV, CSI Holdings, the Company and The Bank of New York Mellon on January 29, 2010."

2.	Ratification and Restatement of the Company's Articles of Association.

2.1    The quotaholders resolve to ratify all other sections of the Company's Articles of Association that were not expressly modified hereby.

2.2	Further to the decisions above, the restated Articles of Association of the Company shall read as follows:

"CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDACAO LTDA.

ARTICLES OF ASSOCIATION

I- Name, Head Offices and Term

1.    The corporate name of the company is Closure Systems International (Brazil) Sistemas de Vedacao Ltda.

2    The company shall be governed by the present articles of association, by the provisions inserted in the chapter about limited liability companies of the Civil Code (Law 10,406/02), and on a subsidiary basis by the laws applicable to corporations.

3.The company has its head offices and jurisdiction in the City of Jundiai, State of Sao Paulo, at Avenida Prefeito Luis Latorre, 9401, Gleba 02, district of Retiro, Zip Code 13209-430. The company may, by means of a resolution of quotaholders, open branches and other establishments in any part of Brazilian territory, attributing to these, for legal purposes, allocated capital from that of the head offices.

3.1    The head offices of the company may perform all the activities described at the corporate purpose.

3.2    The company has a branch located at Rdv. PE 35 s/n Km 03, Pa1te C - Zona Industrial - Itapissuma/PE - Zip Code 53.700-000, emolled with the CNPJ/MF under No. 09.074.885/0002-29 and with its incorporation documents registered under NIRE 26.900.475.155, that shall develop the production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products; in addition, the rental of machinery used in the process of plastic blowing, as well as the providing of services in operational training and technical assistance for mentioned machinery.

3.3    The Company has a branch located at Alameda Araguaia, 1,819-1,889, in the district of Sitio Tambore - Barueri/SP - Zip Code 06455-000, which may perform the activities of production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products; rental of machinery used in the process of plastic blowing, as well as providing services in operational training and technical assistance for mentioned machinery.

4.The company started its business activities on the date of execution of the articles of association that incorporated the company and shall have an indefinite term of duration.

II - Corporate Purpose

5.	The corporate purpose of the company shall be:

i)
production, manufacturing, transformation and commercialization of plastic products and its by-products, as well as any and all equipment and machinery in any way related or associated to these, including the import and export of raw material and equipment destined to these products;

ii)	rental of machinery used in the process of plastic blowing, as well as providing services in operational training and technical assistance for mentioned machinery;

iii)
hold equity interest in the corporate capital of other companies as a shareholder and/or quotaholder, with the possibility to present collateral as guarantee in favor of companies, to secure the fulfillment of obligations of any of its quotaholders or of any other entity that is part of the same economic group as the company or its quotaholders, including but not limited to collaterals, sureties, endorsements, pledges and mortgages, as well as with the possibility to incur borrowing and make loans and other financial arrangements of any sort; and

iv)	all other activities necessary, desirable or complementary to its corporate purpose.

III - Capital Stock

6.The capital stock is of forty one million, five hundred and twenty eight thousand, five hundred and sixty-six Reais (R$ 41,528,566.00), divided into forty one million, five hundred and twenty-eight thousand, five hundred and sixty-six (41,528,566) quotas, with a par value of one real (R$1.00) each, fully subscribed and distributed among the quotaholders as follows:

Quotaholder	Number of quotas	Value (R$)
Closure Systems International B.V.	41,528,565	R$	41,528,565.00
Closure Systems International	1	1.00
Holdings, Inc.
----------    ----------
Total    41,528,566    41,528,566.00

6.1    The liability of each of the quotaholders shall, in accordance with the law, be limited to the value of their quotas, but all quotaholders shall be jointly and severally liable for fully paying-up the capital stock.

6.2 The totality of the quotas held by CSI Holdings and by CSI BV are pledged in favor of The Bank of New York Mellon, acting in favor of the beneficiaries, pursuant to the terms and conditions of the Quota Pledge Agreement entered into by and among CSI BV, CSI Holdings, the Company and The Bank of New York Mellon on January 29, 2010.

IV - Resolutions of Quotaholders

7. In addition to the matters indicated in other clauses of the present articles of association, the following matters need to be approved by the quotaholders, in accordance with the decision quorum set forth in Clause 8:

a)	the amendment to the present articles of association;

b)	the consolidation, merger or winding-up of the company, or the lifting of the liquidation of the company;

c)	the appointment of managers, when done in a separate act;

d)	the removal of managers;

e)	the remuneration of managers;

f) the filing of a recovery plan before creditors, judicially or extra-judicially;

g)	the approval of the management accounts; and

h)	the appointment and removal of liquidators and examination of their accounts.

8.The resolutions shall be approved by quotaholders representing at least three fourths (3/4) of the capital stock, except for the situations when a larger quorum is demanded by law or by the present articles of association.

9.All quotaholders resolutions shall be decided upon in quotaholders' meetings. The meeting of quotaholders shall be dismissed when all the quotaholders decide, in writing, about the subject that would be in its agenda.

9.1	The management of the company is dismissed from keeping corporate books.

10.A quotaholders' meeting shall be held annually, in the four month period following the end of the fiscal year, in order to examine the management accounts and decide upon financial statements, as well as to appoint the managers, if applicable.

10.1    Copies of the financial statements must be delivered to quotaholders at least thirty (30) days prior to the scheduled date of the annual quotaholders' meeting.

10.2	Clause 9 above shall be applicable to the annual quotaholders' meetings.

V - Management

11.The company shall be managed by one (1) manager, who does not need to be a quotaholder. The manager is released from giving guarantee for his tenure. During his term of office which shall be of up to three (3) years and with the designation to be established by the quotaholders when appointed, he shall have the powers to perform any acts necessary or convenient to the management of the company, including:

a)	the active and passive representation of the company, in or out of comt, including representation before any federal, state or municipal department and independent governmental agencies; and

b)	the management, guidance and orientation of the corporate businesses.

11.1    Any and all acts carried out by the Manager, any employee or attorney-in-fact, on behalf of the company, which are not related to the corporate purposes, such as the granting of collateral, sureties, endorsements and other guarantees granted in favor of any third parties - that are not part of the same economic group as the company or its quotaholders - shall be expressly forbidden, lawfully null and void and ineffective in relation to the company, unless such acts have been previously and expressly authorized, in writing, by quotaholders representing the majority of the capital stock.

11.2    The granting of any sort of guarantees, including but not limited to collaterals, sureties, endorsements, pledges and mortgages by the company to any of its quotaholders or any other entity that is part of the same economic group as the company or its quotaholders, as well as any other document related to the same, may be freely executed by the Manager without the need of prior approval by the quotaholders.

12.The company shall be liable solely through:

a)	act or signature of any of the managers; or

b)	act or signature of two attorneys-in-fact, acting jointly and within the limits established in their powers-of-attorney; or

c)	act or signature of an attorney-in-fact with special powers, acting solely and within the limits established in his/her powers-of-attorney.

12.l    Powers-of-attorney granted by the company shall be always and exclusively signed by one of the managers and shall specify all the powers granted and, with the exception of the "adjudicia" proxies, shall be valid for a defined term.

VI - Transfer and Assignment of Quotas

13.The assignment of quotas, even if to quotaholders of the company, shall only be valid with the prior and express consent of quotaholders representing the majority of the capital stock. The same rule applies to the assignment of the preemptive right (direito de preferencia ) to any capital increase in the company.

VII - Fiscal Year, Financial Statements and Profits

14.The fiscal year shall end on December 31 of each year, at which time the financial statements shall be drawn up.

14.1    The profits verified at the end of each fiscal year shall be distributed as determined by the quotaholders. Profit distribution, if applicable, shall be made to the quotaholders proportionately to the equity interest of each quotaholder in the capital stock, except for any unanimously approved resolution deciding against this.

14.2    The company, by resolution of the quotaholders, may distribute profits to the accrued profits account or to the profit reserve account present in the more recent annual balance sheet.

14.3    The company may determine, through quotaholders' resolutions, the drawing up of balances sheets as well as the profits distribution in shorter periods.

VIII - Dissolution and Quotaholder Exclusion

15.    The death or incapacity of any of a quotaholder (individual), or the liquidation or bankruptcy of any of a quotaholder (legal entity), shall not cause the company to be dissolved, but it shall be resolved pursuant to that quotaholders, whose quota shall be liquidated.

16.If there is just cause, quotaholders representing more than half of the capital stock may exclude one or more quotaholders from the company, through an amendment to this articles of association.

16.1    The exclusion shall be decided upon in a meeting summoned specifically for this purpose, notifying the quotaholder to be excluded with ten business days in advance, allowing for its right to defense. In case the quotaholder to be excluded does not attend the meeting, it shall be deemed that he/she waived its right to defense.

IX - Verification and Payment of Assets

17.In any case of dissolution of the company in relation to one quotaholder, the exclusion of a quotaholder, or the exercise of the right of withdrawal, the quota to be liquidated shall be calculated based on its book value amount, verified by the drawing-up of a special balance sheet of the company on the basis date of the event. The verified assets shall be paid in cash or assets within twenty-four (24) months, in installments or not, as to be determined by the remaining quotaholders.

X - Winding-up and Liquidation of the Company

18.The company shall be wound up by means of a quotaholders' resolution, as set fotih in Clause 7, and in the other cases set forth in the law.

19.Once the company is wound up, its liquidation shall proceed as set forth in articles 1,102 to 1,112 of the Civil Code.

XI - Transformation

20.The company may, by quotaholder's resolution, adopt any corporate type. The quotaholders hereby waive any right to withdrawal in the event of a transformation of corporate type.

XII - Jurisdiction

21.The courts of the City of Sao Paulo, State of Sao Paulo, are elected to resolve any dispute in connection with the present articles of association, be it between quotaholders or between quotaholders and the company.

XIII - Appointment of Managers

22.It is hereby appointed as manager of the company Mr. Eduardo Gianesi, Brazilian citizen, single, engineer, enrolled with the CPF/MF under No. 084.744.268-39, bearer of the identity card RG No. 10.681.687 (SSP/SP), resident and domiciled in the City of Jundiai, State of Sao Paulo, at Avenida Prefeito Luiz Latorre, 9,401, Gleba 02, Bairro do Retiro, ZIP Code 13209-430. The term of management is of 3 (three) years."

The parties execute the present instrument in three (3) counterparts of equal content and form, before of two (2) undersigned witnesses.

Jundiai, December 17, 2014

//s// Eduardo Gianesi

CLOSURE SYSTEMS
INTERNATIONAL B.V.
By: Eduardo Gianesi
Position: Attorney in fact

//s// Eduardo Gianesi
CLOSURE SYSTEMS
INTERNATIONAL HOLDINGS, LLC.
By: Eduardo Gianesi
Position: Attorney in fact

Witnesses:

1.	//s// Maria Cecilla Oliveira da Cunha 2. //s// Rogerio Aparecido Silva
Name: Maria Cecilla Oliveira da Cunha            Name: Rogerio Aparecido Silva
ID:     RG 19.284.313-8 ~SSP/SP                ID: RG: 26.310.652-4
CPF: CFP 143.057.168-36                    CPF: 178.116.068-60